Exhibit 23.d

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TIAA Real Estate Account
c/o Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York, 10017-3206

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2014 with respect to the statement of revenues and certain expenses of 401 West 14th Street–New York, New York for the year ended December 31, 2013; and to the use of our report dated September 8, 2014 with respect to the statement of revenues and certain expenses of Louis at 14th–Washington, D.C. for the year ended December 31, 2013; and to the use of our report dated June 4, 2014 with respect to the statement of revenues and certain expenses of 200 Middlefield Road–Menlo Park, California for the year ended December 31, 2013; and to the use of our report dated October 30, 2014 with respect to the statement of revenues and certain expenses of Northwest Houston Industrial Portfolio–Houston, Texas for the year ended December 31, 2013; and to the use of our report dated November 4, 2014 with respect to the statement of revenues and certain expenses of The Manor–Plantation, Florida for the year ended December 31, 2013 in the Registration Statement (Form S-1) and related prospectus of TIAA Real Estate Account.

/s/ AGH, LLC

AGH, LLC
March 6, 2015